Exhibit 5.1

Client Matter No.: C 46350-00023

January 20, 2012

Shea Homes Limited Partnership

Shea Homes Funding Corp.

655 Brea Canyon Road

Walnut, California 91789

(909) 594-9500

Re:	Shea Homes Limited Partnership and Shea Homes Funding Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Shea Homes Limited Partnership, a California limited partnership (the “Company”), Shea Homes Funding Corp., a Delaware corporation and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $750,000,000 principal amount of the Company’s 8.625% Senior Secured Notes due 2019 (the “Exchange Notes”) and the guarantees of the Company’s payment obligations under the Exchange Notes (the “Guarantees”), in exchange for a like principal amount of the Company’s outstanding 8.625% Senior Secured Notes due 2019 (the “Outstanding Notes”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture dated May 10, 2011 by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, governing the Exchange Notes (the “Indenture”), and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Guarantors and others.

Shea Homes Limited Partnership

Shea Homes Funding Corp.

January 20, 2012

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	With respect to the Exchange Notes, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company.

2.	With respect to the Guarantees, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Guarantees will constitute legal, valid and binding obligations of the Guarantors.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and to the extent relevant for our opinions herein, the California Corporations Code, the Beverly-Killea Limited Liability Company Act, the California Revised Limited Partnership Act, the Colorado Business Corporation Act, the Colorado Limited Liability Company Act, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the States of California, Colorado and Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts after such time as the Registration Statement is declared effective.

B. Our opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to

Shea Homes Limited Partnership

Shea Homes Funding Corp.

January 20, 2012

indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any purported fraudulent transfer “savings” clause, (iv) any provision waiving the right to object to venue in any court, (v) any agreement to submit to the jurisdiction of any Federal court or (vi) any waiver of the right to jury trial.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP